UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 29, 2018

ACQUIRED SALES CORP.

(Exact name of registrant as specified in its charter)

Nevada	87-0479286
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

31 N. Suffolk Lane, Lake Forest, Illinois	60045
(Address of principal executive offices)	(Zip Code)

847-915-2446

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant.

On July 16, 2018, Acquired Sales Corp. (the “Company”, “Acquired Sales” or “AQSP”) engaged Fruci & Associates II, PLLC (“Fruci”), 802 N Washington Spokane, WA 99201, as the Company’s independent registered public accounting firm. At no time or interim period prior to engaging Fruci did the Company (or someone on its behalf) consult the newly engaged accountant Fruci regarding the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the registrant's financial statements. In addition, the Company did not consult Fruci as to any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) and the related instructions to this item) or a reportable event.

.

Item 8.01 Other Events

Our most recent periodic report was filed on or about November 14, 2016 for the quarterly period ended September 30, 2016.  On June 29, 2018, a staff member of the SEC sent a letter to the Company communicating its view that the Company was not current with the requirements of Section 13(a) of the Securities Exchange Act of 1934 requiring periodic reports. The June 29, 2018 letter further warned that if the Company does not file all of its unfiled, but required reports, within 15 days of the letter that the Company may be subject without further notice become subject to an administrative proceeding revoking its registration. We responded to the letter through counsel on July 10, 2018. We have engaged a new accountant as set out in Item 4.01 herein, and have substantially completed all financial statements and past reports. Our due, but unfiled reports and the financial statements contained therein are presently being reviewed and/or audited as applicable. We expect to have all past reports filed upon completion of the independent accountant’s reviews. Notwithstanding those efforts, stockholders should consider the risk factors below.

THE SEC CAN INSTITUTE AN ADMINISTRATIVE PROCEEDINGS PURSUANT TO SECTION 12(J) OF THE SECURITIES EXCHANGE ACT OF 1934 WHICH MAY LEAD TO A CESSATION OF ACQUIRED SALES’ STOCK’S ABILITY TO BE TRADED, SUBSTANTIALLY DESTROY ACQUIRED SALES’ ABILITY TO ENGAGE IN CAPITAL FORMATION, AND MAY RESULT IN A TOTAL LOSS OF STOCKHOLDER’S INVESTMENT.

At any time, the SEC can file an order instituting proceedings against AQSP. on the basis that AQSP has been delinquent in its periodic filings with the Commission, has repeatedly failed to meet its obligations to file timely periodic reports since 2017, having not filed any periodic reports since it filed a Form 10-Q for the period ended September 30, 2016. As a result, the SEC could deem “it necessary and appropriate for the protection of investors to institute public administrative proceedings pursuant to Section 12(j) of the Securities Exchange Act of 1934 (“Exchange Act”)” against AQSP. The stated purpose of such proceedings instituted by the SEC is to determine whether it is necessary and appropriate for the protection of investors to suspend for a period not exceeding twelve months, or revoke the registration of each class of securities registered pursuant to Section 12 of the Exchange Act. The result of a revocation of the Company’s registration statement would mean that its trading symbol AQSP would no longer be used and any public market for AQSP stock would immediately cease. The Company may not believe that it is necessary or appropriate for the protection of investors to suspend the trading of AQSP shares or to deregister the shares and may attempt to resolve a 12j action with the SEC. In particular because the Company believes that it will be able to bring current Acquired Sales’ filings in the near future. However, the SEC has a substantial success rate in deregistering issuers, like AQSP, against which it brings actions under Section 12j. The result if the SEC prevails in their 12j action will be substantial hindrance of Acquired Sales’  ability to engage in capital formation or execute Acquired Sales’  business plan and may result in investor losses.

THE SECURITIES AND EXCHANGE COMMISSION (“COMMISSION”) CAN SUSPEND THE TRADING OF ACQUIRED SALES’  STOCK PURSUANT TO SECTION 12(K) OF THE EXCHANGE ACT WHICH HINDERS THE ABILITY FOR A MARKET TO BE MADE IN ACQUIRED SALES’  SECURITIES, SUBSTANTIALLY HINDERS ACQUIRED SALES’  ABILITY TO ENGAGE IN CAPITAL FORMATION, AND MAY ULTIMATELY RESULT IN A TOTAL LOSS OF STOCKHOLDER INVESTMENT.

In connection with the proceedings instituted under Section 12j of the Exchange Act discussed above, the Commission also unilaterally and summarily suspends the trading in target stocks for a period of 10 days. The Commission’s typical stated basis for the suspension is the lack of current and accurate information concerning the securities of an issuer having not filed any periodic reports for several periods. The impact of a trading suspension is more severe than only a 10-day suspension. When an SEC trading suspension ends, a broker-dealer may not solicit investors to buy or sell Acquired Sales’ stock until certain requirements are met. Before soliciting trades or resuming quotations in a stock that has been subject to a trading suspension, a broker-dealer must file a Form 211 with the Financial Industry Regulatory Authority (“FINRA”) representing that it has satisfied all applicable requirements, including those of Rule 15c2-11. No broker-dealer may solicit or recommend that an investor buy shares in a stock that has been subject to a trading suspension unless and until FINRA has approved a Form 211 relating to the stock. If there are continuing regulatory concerns about the company, its disclosures, or other factors, such as a pending regulatory investigation, a Form 211 application may not be approved. As a result, at best, only limited or “unsolicited” trading can occur in Acquired Sales’ stock after the suspension until, if ever, a Form 211 is approved by FINRA. As a result of the regulatory environment, it is difficult to locate a broker willing to file a Form 211 with FINRA. If the Company is unable to locate a broker willing to file a Form 211 and/or are unable to get it cleared with FINRA, the result will be a substantial hindrance of Acquired Sales’ ability to engage in capital formation or execute Acquired Sales’  business plan and may result in a total loss of stockholder investment.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

ACQUIRED SALES

CORP

/s/ Gerard M. Jacobs

Gerard M. Jacobs

Chief Executive Officer

Dated:  July 20, 2018